SEWARD & KISSEL LLP
                      ONE BATTERY PARK PLAZA
                        NEW YORK, NY 10004

                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                          www.sewkis.com


                                                   July 9, 2002

AllianceBernstein Blended Style Series, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

                  We have acted as counsel for AllianceBernstein Blended Style Series, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund, the registration of the Fund under the Investment Company Act of 1940, as amended, and the registration of an indefinite number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock of the Fund's U.S. Large Cap Portfolio, par value $.001 per share, (each a "Class" and collectively the "Shares") under the Securities Act of 1933, as amended (the "Securities Act").

                  As counsel for the Fund, we have participated in the preparation and filing of the Fund's Registration Statement on Form N-1A (File Nos. 333-87002 and 811-21081) with the Securities and Exchange Commission (the "Commission"), including Pre-Effective Amendment No. 2 in which this letter is included as Exhibit (i)(1) (as so amended, the "Registration Statement"). We have examined the Charter and By-laws of the Fund and any amendments and supplements thereto and have relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

                  Based on such examination, we are of the opinion that the Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

                  We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. As to matters of Maryland law relevant to foregoing opinion, we relied on the opinion of Venable, Baetjer and Howard, LLP of Baltimore, Maryland, dated July 9, 2002, a copy of which is included in the Registration Statement as Exhibit (i)(2).

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                  Members of this firm are admitted to the bars of the State of New York and the District of Columbia.


                                      Very truly yours,


                                     /s/ Seward & Kissel LLP

00250.0437 #322130